Exhibit 10.106

CREDIT AGREEMENT

dated as of December 23, 2002

among

PUGET SOUND ENERGY, INC.,

VARIOUS FINANCIAL INSTITUTIONS,

BANK ONE, NA,
as Administrative Agent,

UNION BANK OF CALIFORNIA, N.A.,
as Syndication Agent,

and

KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent

UNION BANK OF CALIFORNIA, INC.
CO-LEAD ARRANGER

BANC ONE CAPITAL MARKETS, INC.
CO-LEAD ARRANGER AND SOLE BOOK RUNNER

CREDIT AGREEMENT

        This Credit Agreement dated as of December 23, 2002 is among Puget Sound Energy, Inc., a Washington corporation, the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer and as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

      As used in this Agreement:

        “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

        “Advance” means a borrowing hereunder (i) made by all of the Lenders on the same Borrowing Date, or (ii) converted or continued by all of the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

        “Affected Loan” means a Floating Rate Loan made by a Lender which, but for the circumstances described in Section 3.3, would be a Eurodollar Loan.

        “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        “Administrative Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

        “Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

        “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

        “Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

        “Agreement Accounting Principles” means generally accepted accounting principles in the United States as in effect from time to time.

        “Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum.

        “Applicable Base Rate Margin” means, with respect to Floating Rate Advances, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

        “Applicable Fee Rate” means, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

        “Applicable Eurodollar Margin” means, with respect to Eurodollar Advances, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

        “Applicable LC Fee Rate” means, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

        “Arrangers” means, collectively, (i) Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Co-Lead Arranger and Sole Book Runner and (ii) Union Bank of California, N.A., a national banking association, and its successors, in its capacity as Co-Lead Arranger.

        “Article” means an article of this Agreement unless another document is specifically referenced.

        “Authorized Officer” means any of the Chief Executive Officer, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Borrower, acting singly.

        “Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

        “Benefit Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Borrower" means Puget Sound Energy, Inc., a Washington corporation, and its successors and permitted assigns.

        “Borrowing Date” means a date on which an Advance is made hereunder.

        “Borrowing Notice” is defined in Section 2.2.3.

        “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

        “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

      “Change” is defined in Section 3.2.

        “Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities and Exchange Act of 1934) of 20% or more (by number of votes) of the outstanding shares of voting stock of the Borrower.

        “Closing Date” means the date first above written.

        “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        “Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and to participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth opposite its name on Schedule 2 hereto or as set forth in any Lender Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

        “Commitment Fee” is defined in Section 2.4.

        “Consolidated Indebtedness” means at any time all Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

        “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

        “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        “Conversion/Continuation Notice” is defined in Section 2.2.4.

        “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

        “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

        “Default” means an event described in Article VII.

        “EBIT” means, for any period, the sum of (a) consolidated net income (or net loss) of the Borrower and its Subsidiaries for such period as determined in accordance with Agreement Account Principles plus (b) interest expense for such period to the extent included in the determination of such consolidated net income (or loss) plus (c) all taxes accrued for such period on or measured by income to the extent included in the determination of such consolidated net income (or loss).

        “Environmental Laws” means any and all federal, state, local and foreign laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        “ERISA Affiliate” means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code of which such first Person is a member.

        “Eurodollar Advance” means an Advance which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

        “Eurodollar Base Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

        “Eurodollar Loan” means a Loan which bears interest at a Eurodollar Rate requested by the Borrower pursuant to Section 2.2.

        “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Eurodollar Margin.

        “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall pre-tax net or gross income, and franchise taxes imposed on it by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

        “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

        “Existing Agreement” means the Credit Agreement dated as of December 18, 1996 among the Borrower, various financial institutions and Bank of America NW, N.A. (doing business as SeaFirst Bank), as agent, as amended.

        “Extension Request” is defined in Section 2.17.

        “Facility LC” is defined in Section 2.16.1.

        “Facility LC Application” is defined in Section 2.16.3.

        “Facility Termination Date” means December 22, 2003 or any later date as may be specified as the Facility Termination Date in accordance with Section 2.17 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

        “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

        “FERC” means the Federal Energy Regulatory Commission.

        “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.8, bears interest by reference to the Alternate Base Rate.

        “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest by reference to the Alternate Base Rate.

        “FRB” means the Board of Governors of the Federal Reserve System.

        “Governmental Approval” means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

        “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers’ acceptances, or other instruments, (v) obligations to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) other obligations for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (ix) sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (x) obligations in connection with other transactions which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Contingent Obligations; provided that, except for purposes of Section 7.5, the following shall not constitute “Indebtedness”: (a) obligations with respect to Trust Preferred Securities that are not due and unpaid; and (b) obligations arising under Qualified Receivables Transactions.

        “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, further that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

        “LC Fee” is defined in Section 2.16.4.

        “LC Issuer” means Bank One (or any subsidiary or Affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

        “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time, plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

        “LC Payment Date” is defined in Section 2.16.5.

        “Lender Assignment” is defined in Section 12.3.1.

        “Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        “Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.14.

        “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

        “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other pledge and security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        “Loan” means with respect to a Lender, any loan made by such Lender pursuant to Article II (or in the case of a loan made pursuant to Section 2.2, any conversion or continuation thereof).

        “Loan Documents” means this Agreement, each Note issued pursuant to Section 2.10 and the Facility LC Applications.

        “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents with respect to and against the Borrower.

        “Material Indebtedness” is defined in Section 7.5.

        “Modify” and “Modification” are defined in Section 2.16.1.

        “Moody’s”means Moody’s Investors Service, Inc.

        “Mortgages” means, collectively, (a) the First and Refunding Mortgage dated as of June 2, 1924 issued by the Borrower (as successor to Puget Sound Power & Light Company) in favor of State Street Bank and Trust Company (as successor to Old Colony Trust Company), as trustee, and (b) the Indenture of First Mortgage dated as of April 1, 1957 issued by the Borrower (as successor to Puget Sound Power & Light Company) in favor of BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee.

        “Multiemployer Benefit Plan” means a Benefit Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        “Net Worth” means the Borrower’s consolidated stockholders’ equity.

        “Non-U.S.        Lender” is defined in Section 3.5(iv).

        “Note” means a promissory note, substantially in the form of Exhibit E hereto, issued at the request of a Lender pursuant to Section 2.10 to evidence its Loans.

        “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

        “Other Taxes” is defined in Section 3.5(ii).

        “Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

        “Participants”is defined in Section 12.2.1.

        “Payment Date” means the last day of each calendar quarter.

        “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

        “Permitted Acquisition” means an Acquisition (i) which has been recommended or approved by the board of directors or other governing body of the Person that is the object of such Acquisition, (ii) which occurs when no Default or Unmatured Default exists, (iii) after giving effect to which (a) no Default or Unmatured Default will exist and (b) the Borrower will be in pro forma compliance with the financial covenants set forth in Sections 6.11 and 6.12 (assuming that such Acquisition had occurred on the last day of the fiscal quarter most recently ended from the date which is one year prior to the date of such Acquisition), and (iv) which is of a Person in the same general line of business as the Borrower and its Subsidiaries.

        “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        “Pricing Schedule” means Schedule 1 attached hereto.

        “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        “Prime Rate” means a rate per annum equal to the corporate base rate or prime rate of interest announced by Bank One or by its parent, Bank One Corporation, from time to time, changing when and as said corporate base rate or prime rate changes.

        “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        “Pro Rata Share” means, with respect to a Lender, a percentage equal to such Lender’s Commitment divided by the Aggregate Commitment.

        “PUHCA” means the Public Utility Holding Company Act of 1935, as amended from time to time, and any rule or regulation issued thereunder.

        “Purchasers”is defined in Section 12.3.1.

        “Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey, pledge or otherwise transfer to a newly-formed Subsidiary or other special purpose entity, or any other Person, any accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable and the rights and certain other property related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the Borrower or any Subsidiary with respect to the assets transferred, are acceptable to the Administrative Agent and the Required Lenders and (ii) the Receivables Transaction Attributed Indebtedness incurred in such transaction or series of transactions does not exceed $175,000,000 at any time outstanding. For the avoidance of doubt, the transactions contemplated by the Receivables Purchase Agreement dated as of December 23, 2002 by and among Rainier Receivables, Inc., the Borrower, as servicer, the purchasers party thereto from time to time and Bank One, as agent, as amended, restated or otherwise modified, shall constitute a “Qualified Receivables Transaction.”

        “Receivables Transaction Attributed Indebtedness” means, with respect to any Qualified Receivables Transaction on any date of determination, the unrecovered purchase price on such date of all assets sold, conveyed, pledged or otherwise transferred by the Borrower or any Subsidiary to the third-party conduit entity or other receivables credit provider under such Qualified Receivables Transaction.

        “Regulation D” means Regulation D of the FRB as from time to time in effect and any successor thereto or other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

        “Regulation U” means Regulation U of the FRB as from time to time in effect and any successor or other regulation or official interpretation of the FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.16 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

        “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan excluding such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        “Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

        “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        “Response Date” is defined in Section 2.17.

        “Risk-Based Capital Guidelines” is defined in Section 3.2.

        “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

        “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

        “SEC” means the Securities and Exchange Commission.

        “Section” means a numbered section of this Agreement, unless another document is specifically referenced.

        “Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Borrower.

        “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

        “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

        “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

        “Tax-Free Debt” means Indebtedness of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a Letter of Credit with respect to the principal of or interest on such obligations.

        “Total Capitalization” means, at any time, the sum of the following for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

(i) Net Worth; plus

(ii) the aggregate obligations of the Borrower with respect to the Trust Preferred Securities; plus

(iii) the aggregate outstanding principal amount of all Consolidated Indebtedness.

        “Transferee”is defined in Section 12.4.

        “Trust Preferred Securities” means (a) the $200,000,000 8.4% Trust Preferred Securities due June 30, 2041 issued by the Borrower on May 24, 2001 and (b) the $100,000,000 8.231% Trust Preferred Securities due June 1, 2027 issued by the Borrower on June 6, 1997.

        “Type” means with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

        “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

    2.1.         The Facility. From and including the Closing Date and prior to the Facility Termination Date, (a) each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower; and (b) the LC Issuer agrees to issue Facility LCs on the terms and conditions set forth in this Agreement.

2.1.1. Amount of Facility. In no event may the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment.

    2.1.2.         Availability of Facility. Subject to the terms of this Agreement, the facility is available from the date hereof to the Facility Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.1.3. Repayment of Facility. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.2. Advances.

2.2.1. Advances. Each Advance hereunder shall consist of Loans made from the Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.2.2. Types of Advances. Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, as selected by the Borrower in accordance with Section 2.2.3.

    2.2.3.        Method of Selecting Types and Interest Periods for Advances. The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto, from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 12:00 noon (Chicago time) (a) on the Borrowing Date of each Floating Rate Advance and (b) at least three Business Days before the Borrowing Date of each Eurodollar Advance. A Borrowing Notice shall specify:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance;

(ii)	the aggregate amount of such Advance;

(iii)	the Type of Advance selected; and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto (which may not end after the scheduled Facility Termination Date).

    2.2.4.         Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are either converted into Eurodollar Advances in accordance with this Section 2.2.4 or are repaid in accordance with Section 2.6. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance, or continuation of a Eurodollar Advance, not later than 12:00 noon (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation;

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued; and

(iii)	the amount of the Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

    2.3.                       Method of Borrowing. Not later than 12:00 noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIII. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.4. Fees; Reductions in Aggregate Commitment.

    2.4.1.        The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of the Aggregate Commitment (the “Commitment Fee”) from the date hereof to and including the Facility Termination Date, payable on each Payment Date and on the Facility Termination Date.

    2.4.2.        The Borrower agrees to pay to the Administrative Agent for the account of each Lender on the Closing Date an upfront fee in the amount previously agreed to among the Borrower, the Administrative Agent and such Lender.

    2.4.3.        The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least 10 Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided that the amount of the Aggregate Commitment may not be reduced below Aggregate Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

    2.5.        Minimum Amount of Each Advance; Limitation on Eurodollar Advances. Each Advance shall at all times (including after giving effect to any prepayment, conversion or continuation of all or part of an Advance) be in the amount of $2,500,000 or a higher integral multiple of $500,000. The Borrower shall not request a Eurodollar Advance if, after giving effect to the requested Eurodollar Advance, more than seven separate Eurodollar Advances would be outstanding.

    2.6.        Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances or, in an aggregate amount of $2,500,000 or a higher integral multiple of $500,000, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances or, in an aggregate amount of $2,500,000 or a higher integral multiple of $500,000, any portion of the outstanding Eurodollar Advances upon three Business Days’prior notice to the Administrative Agent.

    2.7.        Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Advance is made or is converted from a Eurodollar Advance pursuant to Section 2.2.4 to but excluding the date it becomes due or is converted into a Eurodollar Advance pursuant to Section 2.2.4, at a rate per annum equal to sum of the Alternate Base Rate for such day plus the Applicable Base Rate Margin. Changes in the rate of interest on that portion of any Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal to sum of the Eurodollar Rate for such day plus the Applicable Eurodollar Rate Margin.

    2.8.        Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 or Section 2.2.4, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Alternate Base Rate in effect from time to time plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

    2.9.        Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Chicago time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.9 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to 2.16.6.

    2.10.        Noteless Agreement; Evidence of Indebtedness. (i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (ii)        The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

    (iii)        The entries made in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms hereof.

    (iv)        Any Lender may request that its Loans be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by a Note payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

    2.11.        Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, to effect selections of Types of Advances and to transfer funds based on telephonic notices made pursuant to the terms of this Agreement by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically to the Administrative Agent. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

    2.12.        Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, on any date on which such Floating Rate Advance is paid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is paid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, Commitment Fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on Floating Rate Advances accruing at a rate based on the Prime Rate shall be computed on the basis of a 365- or 366-day year, as applicable. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago time). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

    2.13.        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender and the Borrower of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender and the Borrower prompt notice of each change in the Alternate Base Rate.

    2.14.        Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participation in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account payments under this Agreement are to be made.

    2.15.        Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.16. Facility LCs.

    2.16.1.        Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $50,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) one year after the Facility Termination Date and (y) one year after the date of issuance. Notwithstanding the foregoing, if any Facility LC is outstanding on the Facility Termination Date, the Borrower shall cause to be deposited with the Administrative Agent cash collateral (or Cash Equivalent Investments) in an amount equal to the stated amount of such Facility LC to secure the Borrower’s reimbursement obligations thereunder.

    2.16.2.        Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.16, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

    2.16.3.        Notice. Subject to Section 2.16.1, the Borrower shall give the LC Issuer notice prior to 12:00 noon (Chicago time) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance or Modification and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

    2.16.4.        LC Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable LC Fee Rate in effect from time to time on the undrawn stated amount available under such standby Facility LC, such fee to be payable in arrears on each Payment Date (each such fee described in this sentence, an “LC Fee”). The Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and the Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

    2.16.5.        Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.16.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 noon (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

    2.16.6.                      Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts paid or to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.16.5.

    2.16.7.        Obligations Absolute. The Borrower’s obligations under this Section 2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.16.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.16.6.

    2.16.8.        Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.16, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

    2.16.9.        Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender); provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC, (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC or (z) disputes, not involving the Borrower, among the Lenders, LC Issuer or Administrative Agent relating to a Facility LC. Nothing in this Section 2.16.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

    2.16.10.        Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.16 or any action taken or omitted by such indemnitees hereunder.

2.16.11. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

    2.17.        Extension of Facility Termination Date. The Borrower may request an extension of the Facility Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) at least 30 days but no more than 60 days prior to the Facility Termination Date. The Extension Request must specify the new Facility Termination Date requested by the Borrower and the date (which must be at least 10 days after the Extension Request is delivered to the Administrative Agent) as of which the Lenders must respond to the Extension Request (the “Response Date”). The new Facility Termination Date shall be no more than 364 days after the Facility Termination Date in effect at the time the Extension Request is received, including the Facility Termination Date as one of the days in the calculation of the days elapsed. Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to respond to the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than the Response Date. The response by each Lender to the Extension Request shall be in such Lender’s sole and absolute discretion. The failure of any Lender to respond to an Extension Request on or before the Response Date shall be deemed to be a refusal by such Lender to consent to the Extension Request. If the consent of each of the Lenders is received by the Administrative Agent (or, in the case of a non-consenting Lender or Lenders, such Lender or Lenders are replaced by the Borrower pursuant to Section 3.7 not later than five days prior to the existing Facility Termination Date and, at the time of such replacement, each replacement Lender consents to the Extension Request), the Facility Termination Date specified in the Extension Request shall become effective on the existing Facility Termination Date and the Administrative Agent shall promptly notify the Borrower and each Lender of the new Facility Termination Date.

ARTICLE III

YIELD PROTECTION; TAXES

    3.1.           Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

    (i)            subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

    (ii)            imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the LC Issuer or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

    (iii)            imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Facility LCs or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest received by it, by an amount deemed material by such Lender or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

    3.2.           Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). The Administrative Agent agrees to notify the Borrower of any Change within 60 days after the Administrative Agent becomes aware of such Change. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

    3.3.           Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if (y) prior to the first day of the applicable Interest Period, the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then (a) in the case of clause (x) above, such Lender shall promptly notify the Borrower and the Administrative Agent and, so long as such circumstances shall continue, (i) such Lender shall have no obligation to make Eurodollar Loans or convert Floating Rate Loans into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender’s share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (ii) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then paid in full, automatically convert to a Floating Rate Loan, and (b) in the case of clause (y) above, the Administrative Agent shall suspend the availability of future Eurodollar Advances and any requested borrowing of, conversion into or continuation of a Eurodollar Advance shall instead be made as, remain or be converted into a Floating Rate Advance. Each Floating Rate Loan made pursuant to clause (a) above shall remain outstanding for the same period as the Eurodollar Advance of which such Floating Rate Loan would be a part absent the circumstances described in such clause (a).

    3.4.           Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

    3.5.           Taxes. (i) All payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

    (ii)            In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

    (iii)            The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto relating to this Agreement. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

    (iv)            Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, within 10 Business Days after the date of this Agreement, (i) deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

    (v)            For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

    (vi)            Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

    (vii)            If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

    3.6.           Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

    3.7.           Replacement of Affected Lender. At any time any Lender (i) is affected by the circumstances described in Section 3.1, 3.2, 3.3 or 3.5 or (ii) does not consent to an Extension Request made pursuant to Section 2.17, the Borrower may replace such Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent, such bank(s) or financial institution(s) to have a Commitment or Commitments, as the case may be, in such amounts as shall be reasonably satisfactory to the Administrative Agent (and upon notice from the Borrower such Lender shall assign, without recourse or warranty, its Commitment, its Loans, its Note and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned and, as applicable, all accrued and unpaid interest thereon, its share of all accrued and unpaid commitment fees and usage fees, any amounts payable under Section 3.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Lender hereunder).

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness. This Agreement shall not become effective until the Borrower has furnished the Administrative Agent with sufficient copies for the Lenders of each of the following:

    (i)            Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of the Articles of Incorporation and Bylaws of the Borrower, together with all amendments thereto, and a certificate of good standing for the Borrower from the State of Washington certified by the Secretary of State of Washington.

    (ii)            Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of the Loan Documents.

    (iii)            An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv) A certificate, signed by the Chief Financial Officer of the Borrower, stating that on the date of the effectiveness hereof no Default or Unmatured Default has occurred and is continuing.

(v) A written opinion of Perkins Coie LLP, counsel for the Borrower, substantially in the form of Exhibit A.

(vi) Any Note requested by a Lender pursuant to Section 2.10 payable to the order of such requesting Lender.

    (vii)            Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(viii) Evidence that the Existing Agreement has been or concurrently with the Closing Date is being terminated.

(ix) Such other documents as the Administrative Agent or its counsel may have reasonably requested.

4.2. Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i) No Default or Unmatured Default exists or will result from such Credit Extension.

    (ii)            The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii) All legal matters incident to the making of such Credit Extension are reasonably satisfactory to the Administrative Agent, the Lenders and their counsel.

        Each Borrowing Notice with respect to an Advance and each request for issuance of a Facility LC shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Administrative Agent, at the request of any Lender, may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

    5.1.           Corporate Existence, etc. Each of the Borrower and each of its Significant Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

    5.2.           Litigation and Contingent Obligations. There are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened (a) against or affecting the Borrower or any Subsidiary or any of their respective businesses or properties except for actions, suits or proceedings (i) that exist as of the date of this Agreement and are disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2001, the Borrower’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 or September 30, 2002 or on Schedule 5.2 and (ii) which, singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) which seeks to prevent, enjoin or delay the making of any Credit Extension or (c) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document. Other than any liability incident to any litigation, arbitration or proceeding described in subclause (a)(i) and (a)(ii) of the foregoing sentence, the Borrower has no material contingent obligations.

    5.3.           No Breach. None of the execution and delivery of this Agreement or any Facility LC Application, the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof will conflict with or result in a breach of, or require any consent under, the Articles of Incorporation or Bylaws of the Borrower, or (except for notices to and consents of the Washington Utilities and Transportation Commission referred to in Section 5.5) any applicable law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in or require the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

    5.4.           Corporate Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution, delivery and performance by the Borrower of its obligations under this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors’ rights.

    5.5.           Approvals. Except for any required consents of the Washington Utilities and Transportation Commission which are and shall continue to be in full force and effect and notices to such commission, no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency (other than informational filings) are necessary for the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document or for the validity or enforceability hereof or thereof.

    5.6.           Use of Proceeds. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, as defined in Regulation U, and no part of the proceeds of any Loan will be used to buy or carry any margin stock. No part of the proceeds of any Loan will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

    5.7.           ERISA. The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan, are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability pursuant to Title IV of ERISA to the PBGC or any liability in excess of $10,000,000, individually or in the aggregate, to any Benefit Plan.

    5.8.           Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the period ended December 31, 1999. The Borrower and its Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and by proper proceedings. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

    5.9.           Public Utility Holding Company Act. The Borrower is a wholly-owned Subsidiary of Puget Energy, Inc., which is exempt, pursuant to Section 3(a)(1) of PUHCA and the rules of the SEC thereunder, from regulation under PUHCA, except Section 9(a)(2) of PUHCA.

    5.10.           Material Adverse Change. Since December 31, 2001, there has been no change from that reflected in the financial statements referred to in Schedule 5.11 in the business, operations or financial condition of the Borrower and its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect.

    5.11.           Financial Statements. (i) Schedule 5.11 sets forth a complete list of the financial statements submitted prior to the date hereof by the Borrower to the Lenders in connection with this Agreement and (ii) all financial statements listed in Schedule 5.11 or delivered pursuant to Section 6.9(i) or (ii) are complete and correct and present fairly, in accordance with Agreement Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and its Subsidiaries for the respective periods to which such statements relate.

    5.12.           Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower not any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

    5.13.           Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

    5.14.           Subsidiaries. Schedule 5.14 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

    5.15.           Accuracy of Information. No information, exhibit or report furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

    5.16.           Compliance with Laws. The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

    5.17.           Insurance. The Borrower and its Subsidiaries maintain with financially sound and reputable insurance companies (or through a self-insurance program) insurance on all their Property of a character usually insured by entities in the same or similar businesses similarly situated against loss or damage of the kinds and in the amounts, customarily insured against by such entities, and maintain such other insurance as is usually carried by such entities.

ARTICLE VI

COVENANTS

        So long as any Lender has any Commitment hereunder, any Facility LCs are outstanding or any Obligations are unpaid, the Borrower shall, unless the Required Lenders otherwise consent in writing:

    6.1.           Preservation of Existence and Business. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence and all of its material rights, privileges, licenses and franchises, except as permitted by Section 6.13, and carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

    6.2.           Preservation of Property. Maintain, and cause each Significant Subsidiary to maintain, all of its Property necessary to operate its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of the Borrower or any Significant Subsidiary not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if the Borrower reasonably determines that such discontinuation is necessary).

    6.3.           Payment of Taxes. Pay and discharge, and cause each Significant Subsidiary to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (b) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that the Borrower and its Significant Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or claim (i) which is being contested by it in good faith and by proper procedures or (ii) the non-payment of which will not constitute a Material Adverse Effect.

    6.4.           Compliance with Applicable Laws and Contracts. Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and Governmental Approvals, and all orders, writs, injunctions or decrees of any court or governmental authority or agency, including, without limitation, Environmental Laws, if failure to comply with such requirements would have a Material Adverse Effect.

    6.5.           Preservation of Loan Document Enforceability. Take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals), and cause each Subsidiary to take all reasonable actions, that are required so that its obligations under the Loan Documents will at all times be legal, valid, binding and enforceable in accordance with their respective terms.

    6.6.           Insurance. Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies or through the Borrower’s program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or governmental authority or agency.

6.7. Use of Proceeds. Use, directly or indirectly, the proceeds of the Loans for general corporate purposes of the Borrower (in compliance with all applicable legal and regulatory requirements).

    6.8.           Visits, Inspections and Discussions. Permit, and cause each Subsidiary to permit, representatives of any Lender or the Administrative Agent, during normal business hours and upon reasonable notice to the Borrower, to examine, copy and make extracts from its books and records, to inspect its Property, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Administrative Agent (provided that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower; provided, further, that, Sections 9.6 and 10.8 hereof notwithstanding, the costs and expenses incurred by any Lender or the Administrative Agent or their agents or representatives in connection with any such examinations, visits or discussions occurring or made prior to the occurrence of any Default shall be for the account of such Lender or the Administrative Agent, as applicable).

6.9. Information to be Furnished. Furnish to the Administrative Agent with copies sufficient for each Lender:

    (i)            Form 10-Q; Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q (or any successor form) for the Borrower for such quarter.

    (ii)            Form 10-K; Year-End Financial Statements; Accountants’ Certificates. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the Annual Report on Form 10-K (or any successor form) for the Borrower for such year, together with a copy of the accompanying report of the Borrower’s independent certified public accounting firm.

    (iii)            Officer’s Certificate as to Calculations. At the time that financial statements are furnished pursuant to Section 6.9(i) or (ii), a certificate of the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of the Borrower substantially in the form of Exhibit B.

    (iv)            Other Reports. Promptly upon the filing thereof, copies of all registration statements, monthly or other regular reports, including reports on Form 8-K (or any successor form), filed with the SEC.

    (v)            Requested Information. From time to time such other information regarding the business, affairs, insurance or financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Benefit Plan and any reports of other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

(vi) Notice of Defaults, Material Adverse Changes and Other Matters. Prompt notice of:

(a) any Default or Unmatured Default, and

(b) any circumstance that has resulted in a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

    6.10.           Liens. Not permit to exist, and not permit any Significant Subsidiary to permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

    (i)            Liens for taxes, assessments or charges imposed on the Borrower or any Significant Subsidiary or any of their property by any governmental authority not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with Agreement Accounting Principles;

    (ii)            Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default under Section 7;

    (iii)            pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

    (iv)            easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Significant Subsidiaries;

(v) Liens under the Mortgages;

(vi) Permitted Encumbrances (as defined in the Mortgages);

(vii) Liens securing the payment of Tax-Free Debt, provided that each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

    (viii)            Liens on or over the whole or any part of the assets of the Borrower as security for any indebtedness owing by the Borrower to any Significant Subsidiary whose primary function is that of acting as a financing Subsidiary of the Borrower and consisting of one or more loans made to the Borrower by such Subsidiary and repayable on the same date as a loan or other indebtedness incurred by such Subsidiary; provided that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed the aggregate principal amount of all such indebtedness incurred by such Subsidiary; and provided, further, that the aggregate principal amount of the indebtedness secured by all such Liens (exclusive of any Lien permitted by clause (xiii) below) shall not exceed $50,000,000;

    (ix)            Liens over all or any part of the assets of the Borrower or any Significant Subsidiary constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part, as the case may be, of such construction project or generating plant, and Liens and charges incidental to such construction;

    (x)            the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(xi) Liens on property or assets of any Significant Subsidiary in favor of the Borrower;

(xii) Liens with respect to which cash in the amount of such Liens has been deposited with the Administrative Agent;

(xiii) Liens incurred in connection with Qualified Receivables Transactions;

    (xiv)            Liens on or over specific assets hereafter acquired which are created or assumed contemporaneously with, or within 120 days after, such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets, together with the proceeds and products of such assets;

(xv) Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with the laws of the State of Washington;

(xvi) Liens securing Capitalized Lease Obligations, provided that any such Lien attaches solely to the property so leased; and

(xvii) other Liens securing Indebtedness in an aggregate amount not exceeding $75,000,000.

    6.11.           Debt to Capitalization Ratio. Not permit the aggregate outstanding principal amount of all Consolidated Indebtedness to exceed 65% of Total Capitalization as of the last day of any fiscal quarter of the Borrower.

    6.12.           Minimum Interest Coverage Ratio. Not permit the ratio of (i) EBIT for any period of four consecutive fiscal quarters of the Borrower ending on the last day of a fiscal quarter to (ii) consolidated interest expense of the Borrower and its Subsidiaries for such period to be less than (a) 1.75 to 1.0 for the fiscal quarter ending December 31, 2002 and (b) 2.0 to 1.0 thereafter.

    6.13.           Merger and Consolidation. Not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default or Unmatured Default, (ii) the surviving or resulting person, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (iii) the surviving or resulting person, as the case may be, qualifies to do business in the State of Washington, and (iv) the surviving or resulting person, as the case may be, has a net worth (as determined in accordance with Agreement Accounting Principles) at least equal to the net worth of the Borrower at the end of the fiscal quarter immediately preceding the effective date of such consolidation or merger.

    6.14.           Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of any asset or interest therein, except that this Section 6.14 shall not apply to (a) any disposition of any asset or any interest therein in the ordinary course of business, (b) any disposition of obsolete or retired property not used or useful in its business, (c) any disposition of any asset or interest therein (i) for cash or cash equivalents or (ii) in exchange for utility plant, equipment or other utility assets, other than notes or other obligations, in each case equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, and provided that such disposition does not constitute a disposition of all or substantially all of the assets of the Borrower, (d) any disposition of an asset or any interest therein (exclusive of any disposition permitted by clause (e)) in exchange for notes or other obligations substantially equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received after the date hereof from any one obligor in one transaction or a series of transactions shall not exceed 15% of the net book value of the assets of the Borrower, (e) any disposition of accounts receivable, notes receivable or unbilled revenue, the rights related to any of the foregoing and property related to any of the foregoing in connection with Qualified Receivables Transactions and (f) any other disposition of an asset or interest therein (exclusive of any disposition permitted under any of the foregoing clauses (a) through (e)) to an Affiliate of the Borrower in exchange for notes or other obligations substantially equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received by the Borrower from Affiliates of the Borrower in exchange for any asset or interest therein after the date hereof shall not exceed 7.5% of the net book value of the assets of the Borrower.

    6.15.           Affiliates. Without limiting Section 6.14(e), not, and not permit any Significant Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service, but excluding any transaction between the Borrower and any Significant Subsidiary or between Significant Subsidiaries) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Significant Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Significant Subsidiary than the Borrower or such Significant Subsidiary would obtain in a comparable arms length transaction or (b) in connection with a Qualified Receivables Transaction permitted under this Agreement.

    6.16.           Investments. Not, and not permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i) Cash Equivalent Investments;

(ii) existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.16;

(iii) Investments made to consummate Permitted Acquisitions;

(iv) any loan or advance by any Subsidiary to the Borrower;

    (v)               Investments comprised of capital contributions (whether in the form of cash, a note or other assets) or intercompany loans to a Subsidiary or other special purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted by Section 6.14(e) to such a special purpose entity;

(vi) Derivative financial instruments and other similar instruments entered into in the ordinary course of business for bona fide hedging purposes and not for speculation; and

(vii) other Investments not to exceed $25,000,000 at any time outstanding.

ARTICLE VII

DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

    7.1.            Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan Document, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

    7.2.            Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within two Business Days after the same becomes due (provided that the Borrower receives notice of the existence of such Reimbursement Obligation), or nonpayment of interest upon any Loan or of any facility fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Section 6.7, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 or 6.16.

    7.4.            The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.

    7.5.            Failure of the Borrower or any Subsidiary to pay when due any Indebtedness aggregating in excess of $25,000,000 (“Material Indebtedness”); or the default by the Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

    7.6.            The Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

    7.7.            Without the application, approval or consent of the Borrower or the applicable Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Significant Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or such Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

    7.8.            Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower or its Significant Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

    7.9.            The Borrower or any Subsidiary shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in currencies other than U.S. dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments, in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

    7.10.            The Borrower or any Subsidiary shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.11. Any Change in Control shall occur.

    7.12.            The Borrower or any ERISA Affiliate incurs any liability pursuant to Title IV of ERISA to the PBGC (other than liability for premium payments which are paid when due) or a Benefit Plan in excess of $10,000,000 pursuant to Title IV of ERISA, or the Borrower or any ERISA Affiliate incurs, or receives notice of, any withdrawal liability pursuant to Title IV of ERISA to, or from, a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability) in excess of $10,000,000.

    7.13.            Any of the following events occur with respect to any Benefit Plan of the Borrower or any ERISA Affiliate: (a) a Reportable Event, (b) the failure to make a required installment or other payment (within the meaning of section 302(f) of ERISA), (c) the appointment of a trustee to administer any such Benefit Plan, (d) the institution by the PBGC of proceedings to terminate any such Benefit Plan, (e) the implementation by the Borrower or any ERISA Affiliate of any steps to terminate any such Benefit Plan, or (f) the receipt of notice by the Borrower or any ERISA Affiliate that any Multiemployer Benefit Plan is in reorganization or is insolvent and, in the case of any event described in clauses (a) through (f) above, such occurrence, individually or together with all other such occurrences, subjects the Borrower or any ERISA Affiliate to a liability in excess of $25,000,000.

ARTICLE VIII

ACCELERATION,WAIVERS,AMENDMENTS AND REMEDIES

    8.1.           Acceleration. (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon such obligations shall be terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

    (ii)            If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs as a result of any Default (other than any Default described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

    8.2.           Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall, without the consent of all of the Lenders:

    (i)            Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or reduce the rate or extend the time of payment of interest or fees thereon or any Reimbursement Obligation related thereto.

(ii) Reduce the percentage specified in the definition of Required Lenders.

    (iii)            Extend the Facility Termination Date or reduce the amount of, or extend the payment date for, the payments required under Section 2.1.3 or increase the amount of the Aggregate Commitment, the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

(iv) Amend this Section 8.2.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

    8.3.           Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

    9.2.           Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

    9.4.           Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than documentation of the fees described in Section 2.16.4 and Section 10.13.

    9.5.           Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that the Arrangers shall enjoy the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on their own behalf and in their own name to the same extent as if they were a party to this Agreement.

    9.6.           Expenses; Indemnification. (i) The Borrower shall reimburse the Administrative Agent and each Arranger for their reasonable costs, internal charges and reasonable out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the Arrangers, which attorneys may be employees of the Administrative Agent or either Arranger) paid or incurred by the Administrative Agent or either Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), amendment and modification of the Loan Documents and the review and administration of the Loan Documents in connection with any request made by the Borrower; provided that the Borrower shall only be required to reimburse the Administrative Agent and the Arrangers for the fees and time charges of one law firm. The Borrower also agrees to reimburse the Administrative Agent, the LC Issuer, the Arrangers and the Lenders for their reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the LC Issuer, the Arrangers and the Lenders, which attorneys may be employees of the Administrative Agent, the LC Issuer, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, the LC Issuer, either Arranger or any Lender in connection with the collection and enforcement of the Loan Documents during the existence of any Default.

    (ii)            The Borrower hereby further agrees to indemnify the Administrative Agent, the LC Issuer, each Arranger, each Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, either Arranger, any Lender or any Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

    9.7.           Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

    9.8.           Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

    9.9.           Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

    9.10.           Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

    9.11.           Confidentiality. Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants and other professional advisors to such Lender, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) permitted by Section 12.4 or (vii) made with the consent of the Borrower.

9.12. Non-reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

    9.13.           Disclosure. The Borrower and each Lender hereby (i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of Bank One or such Affiliate of Bank One to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

ARTICLE X

THE ADMINISTRATIVE AGENT

    10.1.           Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

    10.2.           Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

    10.3.           General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

    10.4.           No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (f) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

    10.5.           Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

    10.6.           Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

    10.7.           Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

    10.8.           Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

    10.9.           Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

    10.10.           Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any Subsidiary in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

    10.11.           Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

    10.12.           Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders with the consent of the Borrower (so long as no Default or Unmatured Default exists), which consent shall not be unreasonably withheld or delayed, shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, corporate base rate or other analogous rate of the new Administrative Agent.

    10.13.           Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, the fees agreed to by the Borrower and the Administrative Agent pursuant to the commitment letter dated of even date herewith, or as otherwise agreed from time to time.

    10.14.           Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

    10.15.           Other Agents. No Lender identified on the facing page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the “Syndication Agent” or the “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE XI

SETOFF; PAYMENTS

    11.1.           Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Required Lenders determine that the Borrower is insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower, may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

    11.2.           Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT;ASSIGNMENTS; PARTICIPATIONS

    12.1.           Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender of its rights and obligations under the Loan Documents must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

    12.2.1.                  Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents; provided that such Lender shall promptly provide written notice of such sale to the Borrower. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

    12.2.2.           Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees or any Reimbursement Obligations or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment, releases any guarantor of any such Credit Extension or releases all or substantially all of the collateral, if any, securing any such Credit Extension.

    12.2.3.           Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the Lender which sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

    12.3.1.           Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents (“Lender Assignment”). Such Lender Assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

    12.3.2.           Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

    12.4.           Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

    12.5.           Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

    13.1.           Notices. Except as otherwise permitted by Section 2.11 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, four Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2. Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

    15.1.           CHOICE OF LAW . THE LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

    15.2.            CONSENT TO JURISDICTION . THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

    15.3.            WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

        IN WITNESS WHEREOF, the Borrower, the Lenders, the LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

PUGET SOUND ENERGY, INC.

By:
Name:
Title:

Puget Sound Energy, Inc. 411 108th Ave. NE OBC-3 Bellevue, WA 98004 Attention: Donald E.Gaines Telephone: 425-462-3870 FAX: 425-462-3515

BANK ONE, NA (MAIN OFFICE CHICAGO), Individually, as LC Issuer and as Administrative Agent

By:
Name:
Title:

Operations Contact:

Bank One, NA 1 Bank One Plaza Chicago, Illinois 60670 Attention: Kenneth Fecko Telephone: 312-732-4616 FAX: 312-732-4840 Email: kenneth_fecko@bankone.com

Credit Contact:

Attention: Sharon Webb Telephone: 312-732-7437 FAX: 312-732-5435 Email: sharon_k_webb@bankone.com

UNION BANK OF CALIFORNIA, N.A., Individually and as Syndication Agent

By:
Name:
Title:

Operations Contact:

Union Bank of California, N.A.
CLSO, Commercial Loan Operations
601 Potrero Grande, 2nd Floor
Monterey Park, CA 91754
Attention: Shirley Davis
Telephone: 323-720-2870
FAX: 323-720-2252/2251
Email: Shirley.Davis@uboc.com

Credit Contact:

Union Bank of California, N.A. 445 South Figueroa Street Los Angeles, CA 90071 Attention: Sonja I. Sevcik Telephone: 213-236-5724 FAX: 213-236-4096

KEYBANK NATIONAL ASSOCIATION, Individually and as Documentation Agent

By:
Name:
Title:

Operations Contact:

KeyBank National Association
127 Public Square
Cleveland, OH 44114
Attention: Kathy Koenig
Telephone: 216-689-4228
FAX: 216-689-4981
Email: Kathy_A_Koenig@key.com

Credit Contact:

Attention: Sherrie Manson
Telephone: 216-689-3443
FAX: 216-689-4981
Email: Sherrie_Manson@key.com

JPMORGAN CHASE BANK

By:
Name:
Title:

Operations Contact:

JPMorgan Chase Bank
1111 Fanin, 10th Floor
Houston, TX 77002
Attention: Jamie Kurtz
Telephone: 713-750-23787
FAX: 713-427-6307
Email: jamie.kurtz@jpmorgan.com

Credit Contact:
JPMorgan Chase Bank
270 Park Avenue
New York, NY 10017
Attention: Michael DeForge
Telephone: 212-270-1656
FAX: 212-270-1603
Email: Michael.J.Deforge@jpmorgan.com

WASHINGTON MUTUAL BANK

By:
Name:
Title:

Operations Contact:

Washington Mutual Bank
1201 3rd Avenue, WMT 1445
Suite 1445
Seattle, WA 98101
Attention: Toni Dale
Telephone: 206-377-5214
FAX: 206-377-3812
Email: Toni.dale@wamu.net

Credit Contact:

Attention: Bruce Kendrex
Telephone: 206-377-3888
FAX: 206-377-3812
Email: Bruce.kendrex@wamu.net

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Operations Contact:

U.S. Bank National Association
1420 Fifth Avenue, 11th Floor
Seattle, WA 98101
Attention: Gail Fortun
Telephone: 206-587-5212
FAX: 206-344-3741
Email: Gail.Fortun@usbank.com

Credit Contact:

Attention: Wilfred Jack
Telephone: 206-344-3643
FAX: 206-344-3654
Email: Wilfred.Jack@usbank.com

BANK OF AMERICA, N.A.

By:
Name:
Title:

Operations Contact:

Bank of America, N.A.
800 5th Avenue, 35th Floor
Seattle, WA 98104
Attention: Shari Abbott
Telephone: 206-358-8549
FAX: 206-585-5641
Email: sharolynn.k.abbott@bankofamerica.com

Credit Contact:

Attention: Mary Knell
Telephone: 206-358-3588
FAX: 206-585-5641
Email: mary.knell@bankofamerica.com

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Operations Contact:

Wells Fargo Bank, National Association
201 Third Street, MAC A0187-081
San Francisco, CA 94103
Attention: Ginnie Padgett
Telephone: 415-477-5374
FAX: 415-512-1943 or 415-979-0675

Credit Contact:

Wells Fargo Bank, National Association
999 Third Avenue, 11th Floor
MAC P6540-11E
Seattle, WA 98104
Attention: Deb Watson
Telephone: 206-292-3668
FAX: 206-292-3595
Email: watsonds@wellsfargo.com

PACIFIC NORTHWEST BANK

By:
Name:
Title:

Operations Contact:

Pacific Northwest Bank
1111 Third Avenue, Suite 250
Seattle, WA 98101
Attention: Carmen Moore
Telephone: 206-774-7976
FAX: 206-442-5042
Email: moorec@pnwbank.com

Credit Contact:

Attention: Carlos Guangorena
Telephone: 206-224-8784
FAX: 206-587-2632
Email: guangc@pnwbank.com

EXHIBIT A
FORM OF OPINION OF
PERKINS COIE LLP

A-1

EXHIBIT B
COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below

            This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of December 23, 2002 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Puget Sound Energy, Inc. (the “Borrower”), the lenders party thereto and Bank One, NA, as Administrative Agent for the Lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

            THE UNDERSIGNED HEREBY CERTIFIES THAT:

            1. I am the duly elected _______________________ of the Borrower;

            2.  Set forth on Attachment 1 and Attachment 2 are true and correct computations of the financial ratios and restrictions set forth in Sections 6.11 and 6.12 of the Agreement;

            3.  I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the period from the Closing Date to the date of this Certificate (the “Compliance Period”); and

            4.  The examinations described in paragraph 3 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during the Compliance Period, except as set forth below.

            Described below are the exceptions, if any, to paragraph 4 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

            The foregoing are made and delivered this_____________day of____________,______.

Attachment 1
6.11 Debt to Capitalization Ratio

1.	Consolidated Indebtedness	$
2.	Net Worth	$
3.	Capitalization (sum of item 1 and item 2)	$

4.	Ratio of item 1 to item 3		_________ to 1.0

Maximum allowed	0.65 to 1.0

Attachment 2
6.12 Minimum Interest Coverage Ratio

1.	Consolidated net income of the Borrower and its Subsidiaries for the four fiscal quarters ended ______________(the "Computation Period") before dudecting nterest expense and Federal income tax expense.

$__________
2.	Consolidated interest expense of the Borrower and its Subsidiearies for the Computation Period	$ ___________
3.	Ratio of item 1 to item 2	_________ to 1.0

Minimum Required	_________ to 1.0

EXHIBIT C
ASSIGNMENT AGREEMENT

        This Assignment Agreement (this “Assignment Agreement”) between (the “Assignor”) and (the “Assignee”) is dated as of _________, _____________.

        The parties hereto agree as follows:

        1.  PRELIMINARY STATEMENT. The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

        2.  ASSIGNMENT AND ASSUMPTION. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The Aggregate Commitment (or Outstanding Credit Exposure, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

        3.  EFFECTIVE DATE. The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

        4.  PAYMENT OBLIGATIONS. In consideration for the sale and assignment of Outstanding Credit Exposure hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Administrative Agent all payments of principal, interest, Reimbursement Obligations and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Administrative Agent which relate to the portion of the Commitment or Outstanding Credit Exposure assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

        5.  RECORDATION FEE. The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Administrative Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

        6.  REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

        7.  REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s nonperformance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

        8.  GOVERNING LAW. This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

        9.   NOTICES.        Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

        10.  COUNTERPARTS; DELIVERY BY FACSIMILE. This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

        IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

SCHEDULE 1
to Assignment Agreement

1.	Description and Date of Credit Agreement: Credit Agreement dated as of December 23, 2002 among Puget Sound Energy, Inc., various financial institutions and Bank One, NA, as Administrative Agent.

2.	Date of Assignment Agreement: ___________, ______

3.	Amounts (As of Date of Item 2 above):

Facility	Facility	Facility	Facility
1*	2*	3*	4*

a.	Assignee's percentage of each Facility purchased under the Assignment Agreement**	___________% __________% __________% _________%
b.	Amount of each Facility purchased under the Assignment Agreement	$___________ $__________ $__________ $___________
4.	Assignee's Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased hereunder:	$___________________________
5.	Proposed Effective Date:	_______________________________
6.	Non-standard Rcordation Fee Arrangement	N/A*** [Assignor/Assignee to pay 100% of fee] [Fee waived by Administrative Agent]

Accepted and Agreed:

S-1-1

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Title:	Title:

ACCEPTED AND CONSENTED TO***** BY [NAME OF BORROWER]	ACCEPTED AND CONSENTED TO**** BY [NAME OF ADMINISTRATIVE AGENT]

By:	By:
Title:	Title:

*	Insert specific facility names per Credit Agreement
**	Percentage taken to 10 decimal places
***	If fee is split 50-50, pick N/A as option
****	Delete if not required by Credit Agreement

S-1-2

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION

Credit Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

ASSIGNEE INFORMATION

Credit Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Key Operations Contacts:

Booking Installation:	Booking Installation:
Name:	Name:
Telephone No.:	Telephone No.:
Fax No.:	Fax No.:
Telex No.:	Telex No.:
Answerback:	Answerback:

S-1-3

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

S-1-4

BANK ONE INFORMATION

        Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:	Subsequent Operations Contact:

Name:		Name:
Telephone No.:	(312)	Telephone No.	(312)
Fax No.:	(312)	Fax No.:	(312)
		Bank One Telex No.:

Initial Funding Standards:

Bank One wire Instructions:	Bank One, NA, ABA # LS2 Incoming Account # Ref:____________________

Address for Notices for Bank One:	1 Bank One Plaza, Chicago, IL 60670 Attn: Fax No. (312) or (312)

S-1-5

EXHIBIT D
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	Bank One, NA, as Administrative Agent (the "Administrative Agent") under the Credit Agreement Described Below.

Re:	Credit Agreement dated as of December 23, 2002 (as the same may be amended or modified, the "Credit Agreement"), among Puget Sound Energy, Inc. (the "Borrower"), the Lenders named therein, the LC Issuer and the Administrative Agent.

        Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

        The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.11 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date 12/23/02

(Please Print)	Signature

Bank Officer Name

(Please Print)	Signature

D-1

EXHIBIT E
NOTE

[Date]

        Puget Sound Energy, Inc., a Washington corporation (the “Borrower”), promises to pay to the order of ____________________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.2 of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

        The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

        This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of December 23, 2002 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”) among the Borrower, the lenders party thereto, including the Lender, and Bank One, NA, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

PUGET SOUND ENERGY

By:
Print Name:
Title:

E-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO

NOTE OF________________________,

DATED ______________________,

Date	Principal amount of Loan	Maturity of Interest Period	Prinicpal Amount Paid	Unpaid Balance

E-2

EXHIBIT F
TELEPHONIC NOTICES

G-1

SCHEDULE 1

PRICING SCHEDULE

        The Applicable Eurodollar Margin, the Applicable Base Rate Margin, the Applicable Fee Rate and the Applicable LC Fee Rate shall be determined from time to time based upon the Moody’s Rating and the S&P Rating of the Borrower as set forth in the table below:

[PRICING GRID REDACTED]

        For the purposes of this Schedule, the following terms have the following meanings:

        “Moody’s Rating” means, at any time, the rating issued by Moody’s Investors Service, Inc. and then in effect with respect to the Borrower’s senior, unsecured non-credit-enhancement long-term debt.

        “S&P Rating” means, at any time, the rating issued by Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and then in effect with respect to the Borrower’s senior, unsecured non-credit-enhancement long-term debt.

        The credit rating in effect on any date for purposes of this Schedule 3 is that in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating or no S&P Rating, Level VI Status shall apply.

        “Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is Baa1 or better and the Borrower’s S&P Rating is BBB+ or better.

        “Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better and the Borrower’s S&P Rating is BBB or better.

S-3-1

        “Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better and the Borrower’s S&P Rating is BBB- or better.

        “Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Ba1 and the Borrower’s S&P Rating is BBB- or the Borrower’s Moody’s Rating is Baa3 and the Borrower’s S&P Rating is BB+.

        “Level V Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is Ba1 and the Borrower’s S&P Rating is BB+.

        “Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

S-3-2

SCHEDULE 2

COMMITMENTS OF THE LENDERS

Lender	Commitment
Bank One, NA	$ 50,000,000
Union Bank of California, N.A	$ 50,000,000
KeyBank National Association	$ 50,000,000
JPMorgan Chase Bank	$ 35,000,000
Washington Mutual Bank	$ 20,000,000
Pacific Northwest Bank	$ 15,000,000
U.S. Bank National Association	$ 10,000,000
Wells Fargo Bank, National Association	$ 10,000,000
Bank of America, N.A	$ 10,000,000

TOTAL	$250,000,000

S-2-1

Schedule 5.11

FINANCIAL STATEMENTS

1

SCHEDULE 5.14

SUBSIDIARIES

Subsidiary	Jurisdiction of Organization	Owned By	Percent Ownership

1

SCHEDULE 6.16

INVESTMENTS

S-5.5-1

Table of Contents

(continued)

Page

-v-
                                                  Table of Contents

                                                                                                                Page

                                        -i-

                                                SCHEDULES AND EXHIBITS

Schedule 1........Pricing Schedule

Schedule 2........Commitments of the Lenders

Schedule 5.2......Litigation and Contingent Obligations

Schedule 5.11 Financial Statements

Schedule 5.14  Subsidiaries

Schedule 6.16.....Investments

Exhibit A.........Form of Opinion of Perkins Coie LLP

Exhibit B.........Compliance Certificate

Exhibit C.........Assignment Agreement

Exhibit D.........Loan/Credit Related Money Transfer Authorization

Exhibit E.........Note

Exhibit F.........Telephonic Notices